Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 20, 2015, relating to the financial statements and financial highlights which appear in the September 30, 2015 Annual Report to Shareholders of Virtus Opportunities Trust and our report dated February 18, 2016, relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Report to Shareholders of Virtus Emerging Markets Opportunities Fund, Virtus Low Duration Income Fund and Virtus Tax-Exempt Bond Fund and , which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights”, “Glossary”, “Independent Registered Public Accounting Firm” and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 23, 2016